UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 26, 2014

GT Advanced Technologies
(Exact name of registrant as specified in its charter)

Delaware	001-34133	03-0606749
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

243 Daniel Webster Highway Merrimack, New Hampshire 03054
(Address of principal executive offices)

(603) 883-5200
(Registrant's telephone number, including area code)

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On June 26, 2014, the management of GT Advanced Technologies Inc. (the "Company") made a determination to realign its manufacturing, engineering and supply chain resources to optimize effectiveness across its increasingly diversified business portfolio. The actions being taken are intended to align the Company's previously centralized personnel and operational resources directly with the company's various businesses.

As a result of the realignment, the Company (i) reduced worldwide headcount by approximately 70 positions and (ii) expects to discontinue sapphire fabrication operations at the Company's Salem, Massachusetts facility and focus the Salem facility solely to sapphire material growth (the Company's Mesa, Arizona facility will perform the Company's sapphire fabrication operations). The Company estimates that it will incur cash charges of approximately $1.8 million for severance and other related employee termination expenses, most of which will be recognized in the second quarter of fiscal 2014. In connection with the discontinuation of the sapphire fabrication operations at the Company's Salem, Massachusetts facility and related actions, which the Company expects to complete in the third quarter of fiscal 2014, the Company estimates that it will incur total one-time charges of approximately $4.5 million related to asset impairments, $4.3 million in facilities-related charges and $2.8 million related to inventory.

On June 30, 2014, the Company issued a press release announcing the strategic reorganization. The press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release dated June 30, 2014 regarding the idling of the Company's strategic reorganization.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GT Advanced Technologies
Date: June 30, 2014	By:	/s/ HOIL KIM Hoil Kim Vice President, Chief Administrative Officer and General Counsel